UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 10, 2022

Aquestive Therapeutics, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-38599	82-3827296
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 Technology Drive
Warren, NJ 07059
(908) 941-1900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable
(Former name or former address, if changed since last report)

________________________________________________________________________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AQST	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.
In accordance with Nasdaq Listing Rule 5635(c)(4), Aquestive Therapeutics, Inc. (the “Company”) adopted the 2022 Equity Inducement Plan approved by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board") effective as of July 29, 2022, a copy of which is attached to this Form 8-K as Exhibit 99.1 (the "2022 Equity Inducement Plan"). The 2022 Equity Inducement Plan was unanimously approved by the Compensation Committee, which committee is comprised solely of independent directors.

In accordance with Nasdaq Listing Rule 5636(c)(4), on August 9, 2022 the Company agreed to grant an inducement equity award under the 2022 Equity Inducement Plan to Kenneth Truitt, M.D. effective on the first day of his employment with the Company as Chief Medical Officer, anticipated to be September 6, 2022. The grant was unanimously approved by the Compensation Committee. The grant was awarded as an inducement material to Dr. Truitt entering into employment with the Company. The grant was made outside of the Company's 2018 Equity Incentive Plan.

The grant to Dr. Truitt consists of non-qualified options ("Inducement Options") to purchase 100,000 unregistered shares of the Company’s common stock, par value $0.01 (“Shares”), at an exercise price per Share equal to the closing price of Aquestive’s common stock on the Nasdaq Global Market on the first day of Dr. Truitt's employment, anticipated to be September 6, 2022, the effective grant date of the award (the "Grant Date"). These Inducement Options will have a three year term and vest annually 25% on the first and second anniversaries of the Grant Date and 50% on the third anniversary of the Grant Date, subject to Dr. Truitt's continued employment through the applicable vesting date. The Inducement Options are subject to accelerated vesting and extended exercise pursuant to certain conditions set forth in Dr. Truitt's employment agreement with the Company.

The Inducement Options and related Shares will be (absent registration prior to exercise) privately placed pursuant to Section 4(2) of the Securities Act of 1933, as amended (“Securities Act”), and Regulation D, Rule 506 promulgated thereunder. The Inducement Options are non-transferable except under limited circumstances. The Shares (absent registration prior to exercise) will be subject to the provision of Rule 144 promulgated under the Securities Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 10, 2022, the Company announced the appointment of Timothy E. Morris to the Company’s Board, effective August 5, 2022.

The Board appointed Mr. Morris to fill a newly created role on the Board as a result of the Board's approval to increase the size of the Board by one to a total of seven members. Mr. Morris was appointed to Class I of the directors of the Board and will serve until the 2025 Annual Meeting of Stockholders, where he will stand for election. Mr. Morris will serve on the Audit Committee of the Board of Directors, while the Company’s Chairman of the Board, Mr. Santo J. Costa, will be stepping down as a member of the Audit Committee.

The Board affirmatively determined that Mr. Morris will be an “independent director” under applicable rules of the Nasdaq Global Market, and that Mr. Morris satisfies the independence requirements for audit committee members set forth in Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules of the Nasdaq Global Market.

Upon joining the Board, Mr. Morris will receive stock options to purchase 28,500 shares of the Company’s common stock, par value $0.01 per share, under the Company’s 2022 Equity Incentive Plan, with such stock options being effective as of the date of grant (the "Grant Date") and having an exercise price equal to the closing market price of the Company’s stock on the NASDAQ Global Market on the Grant Date, and vesting in annual one-third increments commencing on the first anniversary of the Grant Date and otherwise having the terms set forth in the stock option agreement evidencing such award.

The selection of Mr. Morris to serve as a member of the Board was not made pursuant to any arrangement or understanding with any other person. In addition, there are no transactions involving Mr. Morris requiring disclosure under Item 404(a) of Regulation S-K.

Item 8.01	Other Events.
On August 10, 2022, the Company announced the appointment of Kenneth Truitt, M.D., as Chief Medical Officer of the Company, effective September 6, 2022. There are no family relationships between Dr. Truitt and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Additionally, there have been no transactions involving Dr. Truitt that would require disclosure under Item 404(a) of Regulation S-K and there is no arrangement or understanding with any person pursuant to which Dr. Truitt was appointed as an executive officer.

On August 10, 2022, the Company issued a press release announcing the matters described in Item 5.02 above. A copy of the Company’s press release is attached hereto as Exhibit 99.2 and incorporated into this Item 8.01 by reference.

Item 9.01	Financial Statements and Exhibits

(d)Exhibits.

Exhibit Number	Description

99.1	Aquestive Therapeutics, Inc. 2022 Equity Inducement Plan
99.2	Press Release dated August 10, 2022

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 10, 2022	Aquestive Therapeutics, Inc.

	By:	/s/ A. Ernest Toth, Jr
Name: A. Ernest Toth, Jr.
Title: Chief Financial Officer